EXHIBIT 3.1

Sections 4.01, 4.02 and 4.05 of Article IV of the Company’s Bylaws have been amended to read in their entirety as follows:

     Section 4.01. Shares; Share Certificates and Statements Relating to Uncertificated Shares.

     (a) Shares. The shares of the Corporation shall be represented by certificates or shall be uncertificated. Each registered holder of shares, upon request to the Corporation, shall be provided with a certificate of stock, representing the number of shares owned by such holder. Absent a specific request for such a certificate by the registered owner or transferee thereof, all shares issued after April 20, 2005 shall be uncertificated upon the original issuance thereof by the Corporation or upon the surrender of the certificate representing such shares to the Corporation. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of uncertificated shares or certificates for shares of stock of the Corporation.

     (b) Share Certificates. The certificates for shares of stock of the Corporation shall be in such form as the Board of Directors may from time to time prescribe, signed by the Chairman of the Board, the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary. The signatures may be by facsimiles. Each such certificate shall set forth the name of the registered holder thereof, the number and class of shares and the designation of the series, if any, which the certificate represents. The Board of Directors may, if it so determines, direct that certificates for shares of stock of the Corporation be signed by a transfer agent or registered by a registrar or both, in which case such certificates shall not be valid until so signed or registered.

     In case any officer, transfer agent or registrar who shall have signed, or whose facsimile signature shall have been used on, any certificate for shares of stock of the Corporation shall cease to be such officer, transfer agent or registrar, whether because of death, resignation, removal or otherwise, before such certificate shall have been delivered by the Corporation, such certificate shall nevertheless be deemed to have been adopted by the Corporation and may be issued and delivered as though the person who signed such certificate or whose facsimile signature shall have been used thereon had not ceased to be such officer, transfer agent or registrar.

     (c) Statements Relating to Uncertificated Shares. Within two business days after uncertificated shares have been registered, the Corporation or its transfer agent shall send to the registered owner thereof a written statement containing a description of the issue of which such shares are a part, the number of shares registered, the date of registration and such other information as may be required or appropriate.

     Section 4.02. Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, the Corporation shall issue or cause to be issued uncertificated shares or, if requested by the appropriate person, a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.

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     Section 4.05. Regulations Relating to Shares. The Board of Directors shall have power and authority to make such rules and regulations not inconsistent with these By-Laws or with law as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation, whether represented by certificates or uncertificated.